Exhibit 99.1
Press Release

Media Contact:	Nancy Welsh

319.295.2123

nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank

319.295.7575

investorrelations@rockwellcollins.com

Rockwell Collins Enters Into Accelerated Share Repurchase Agreement

CEDAR RAPIDS, Iowa (August 17, 2005) — Rockwell Collins, Inc. (NYSE: COL ) today announced it repurchased four million shares, or approximately 2.3 percent of its outstanding common stock on August 16, 2005. The shares were purchased from UBS AG London Branch (UBS) in conjunction with an accelerated share repurchase agreement at an initial cost of $49.10 per share for a total cost of $196 million.

Under terms of the agreement, Rockwell Collins was able to immediately repurchase the four million shares. The repurchased shares are subject to a future price adjustment to be determined based on the volume weighted average market trading price of Rockwell Collins common stock over a period of up to four and one-half months.

“Our share repurchase program, which has been in place for more than three years, continues to be an important component of our capital deployment strategy and an efficient and flexible way for returning value to our shareowners,” said Rockwell Collins Senior Vice President and Chief Financial Officer Patrick Allen. “This agreement provides for an effective use of our cash and an immediate reduction in our outstanding share count, while maintaining the benefits of a dollar-cost-averaging approach to share repurchases.”

Including this transaction, the company has repurchased 10.6 million shares for $498 million during fiscal year 2005 and has $66 million of authorized share repurchases remaining.

Rockwell Collins is a leader in the design, production and support of communication and aviation electronic solutions for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.